UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 27, 2014

Technical Communications Corporation
(Exact name of registrant as specified in its charter)

Massachusetts	001-34816	04-2295040
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Domino Drive, Concord, MA	01742
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(978) 287-5100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On March 27, 2014, Technical Communications Corporation entered into a lease agreement with Batstone, LLC for the Company’s current facilities located at 100 Domino Drive, Concord, MA 01742.  A copy of the agreement dated March 27, 2014 describing the agreement is attached as Exhibit 10.1 to this report and incorporated herein.

The lease provides for an initial term of five years from April 1, 2014 through March 31, 2019 at an annual rental payment of $170,602.50.  The lease also grants the Company the option to renew for two additional two and one-half year periods at an annual rental payment of $170,602.50. The leased premises are approximately 22,747 square feet to be used for office, research and development, and assembly activities.

The Company is obligated to pay its proportionate share of real estate taxes and assessments, as well as its proportionate shares of certain operating costs, including ice and snow removal and regular ground maintenance.  The Company also is responsible for maintaining all interior portions of the leased premises, while the landlord is responsible for the building and structure of the building of which the leased premises are a part, in addition to the surrounding parking areas.

The lease also includes a right of first refusal in favor of the Company, pursuant to which TCC has the right, but not the obligation, to purchase the property containing the leased premises on the same terms and subject to the same conditions as offered by the landlord to a prospective purchaser.

Item 9.01    Financial Statements and Exhibits.

a.	Financial statements of businesses acquired. Not applicable
b.	Pro forma financial information. Not applicable.
c.	Shell company transactions. Not applicable.
d.	Exhibits. The following exhibit is furnished pursuant to Item 2.02 hereof, and the information contained in this report and such exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated therein.

Exhibit No.      Title

10.1	Standard Form Commercial Lease Agreement between Technical Communications Corporation and Batstone, LLC dated as of March 27, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Communications Corporation

Dated: April 2, 2014	By:	/s/ Carl H. Guild, Jr.
Carl H. Guild, Jr.
President and Chief Executive Officer